              Supplement No. 2 to Prospectus dated August 21, 2001

                             [NCO GROUP, INC. LOGO]

                                  $125,000,000

                4.75% Convertible Subordinated Notes Due 2006 and
               Common Stock Issuable Upon Conversion of the Notes

      This is a second supplement to the Prospectus dated July 2, 2001 (the "Prospectus"), relating to $125,000,000 principal amount of our 4.75% Convertible Subordinated Notes due 2006 (the "Notes") and the shares of our common stock issuable upon conversion of the Notes.

      The table in the "Selling Holders" section on pages 19-20 of the Prospectus is hereby further supplemented by the addition of the following information regarding Selling Holders, which information includes amounts which are in addition to, and in some cases in substitution for, amounts listed for the same or other Selling Holders in the Prospectus dated July 2, 2001, and in prior Supplements:

                                                      Principal Amount of Notes    Common Stock Issuable
                                                        Beneficially Owned and      upon Conversion of
                   Selling Holders                             Offered                  Notes (1)
---------------------------------------------         -------------------------    ---------------------
ACM Offshore Fund                                             820,000                    24,908

Arbitex Master Fund L.P.                                   10,000,000                   303,767

Bologna, Nicholas J.                                           18,000                       546

HFR Convertible Arbitrage                                     180,000                     5,467

Local Initiatives Support Corp.                                53,000                     1,609


                                                      Principal Amount of Notes    Common Stock Issuable
                                                        Beneficially Owned and      upon Conversion of
                   Selling Holders                             Offered                  Notes (1)
---------------------------------------------         -------------------------    ---------------------
Paloma Securities LLC (2)                                   2,500,000                    75,941

PFRS City of Detroit                                          511,000                    15,522

Total                                                     $14,082,000                   427,761


----------------------------

(1) Based on an initial conversion rate of approximately 30.3767 shares of common stock per $1,000 principal amount of Notes and a cash payment in lieu of any fractional interest.

(2) The amounts listed are in addition to the amounts listed for the named Selling Holder in the Prospectus dated July 2, 2001.

                  All of the other portions of the Prospectus,
                 as previously supplemented, remain unchanged.

              The date of this Supplement No. 2 is August 21, 2001.